The Dreyfus Corporation
                                200 Park Avenue
                           New York, New York 10166

                                                September 30, 2003

Mellon Bank, N.A.
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

Re:   Dreyfus Premier Stock Funds
      Sub-Administration Agreement

Dear Sirs:

      Pursuant to an Administration Agreement dated January 27, 2003 ("Administration Agreement"), by and between The Dreyfus Corporation (the "Administrator") and Dreyfus Premier Stock Funds ("Funds") on behalf of each series of the Fund listed on Exhibit A hereto, the Administrator provides certain administrative services for the Fund. The Administrator wishes to engage Mellon Bank, N.A. ("Mellon"), a Massachusetts trust company, to provide certain of such services pursuant tot eh Administrator's authority to do so under the Administration Agreement.

Mellon will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal executive and administrative services, and stationary office supplies; prepare reports to the Fund's stockholders and reports to and filings with the Securities and Exchange Commission; and calculate the daily net asset value of the Fund's shares in accordance with the Fund's Declaration of Trust and then-current registration statement.

      Mellon shall exercise its best judgment in rendering to be provided hereunder and the Administrator agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law for any loss suffered by the Fund, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Fund or to its security holders to which you would otherwise be subject by reason of willful malfeasance, bad faith or gross negligence in the performance of your duties hereunder. The Fund is expressly made a third party beneficiary of this Agreement with rights to the same extent as if it had been a party hereto.

      For providing the services specified herein, Mellon shall be compensated by the Administrator on such basis as they shall agree from time to time.

      Net asset value shall be computed on such days and at such time as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of this agreement to the end of the month during which this agreement shall have been entered into shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this agreement before the end of the any month, the fee for such part of a month shall be prorated according to the portion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

      The Administrator understands, and has disclosed to the Fund, that from time to time Mellon's directors, officers, and employees may serve as directors, trustees partners officers and employees of other corporations, business trusts, partnerships and other entities (including other investment companies). The Administrator also understands, and has disclosed to the Fund, that Mellon or its affiliates may enter into administration or other agreements with such other entities, and may act as administrator of various investment companies and fiduciary or other managed accounts, and the Administrator has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of you or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, or employee of the Fund, shall be deemed, when acting in the capacity of officer, Board member or employee of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner employee or agent or one under your control or direction even though paid by you.

      This Agreement shall continue until January 27, 2005 and thereafter shall continue automatically for as long as the Administrator shall continue to act as Administrator under the Administration Agreement. This Agreement is terminable by either the Administrator or Mellon, without penalty, on 60 days' notice to the other party. This Agreement also will terminate automatically in the event of its assignment, other than to an entity controlled by or under common control with Mellon, all as defined by the 1940 Act.

      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very Truly Yours,

THE DREYFUS CORPORATION

By: __________________________


Accepted:

MELLON BANK, N.A.

By: __________________________